Exhibit 99.1

PARK ELECTROCHEMICAL CORP.               Contact:  James W. Kelly
NEWS RELEASE                                48 South Service Road
                                               Melville, NY 11747
                                                   (631) 465-3600

     PARK ELECTROCHEMICAL CORP. TO REPATRIATE $70 MILLION IN
                        FOREIGN EARNINGS

Melville, New York, February 16, 2006..Park Electrochemical Corp. (NYSE - PKE) announced that its Board of Directors has approved the repatriation, pursuant to the American Jobs Creation Act of 2004, of $70 million in foreign earnings. The Act provides a one-time incentive for United States companies to repatriate accumulated income earned in foreign jurisdictions at a reduced income tax cost of 5.25%, compared to the usual U.S. corporate tax rate of 35%.
Park's subsidiary in Singapore, Nelco Products Pte. Ltd., will make a distribution to Park of $70 million prior to the February 26, 2006 end of the Company's current fiscal year pursuant to the domestic reinvestment plan approved by the Company's Board of Directors to repatriate a portion of the accumulated earnings and profits of Nelco Products Pte. Ltd.
In connection with this repatriation, Park estimates it will incur a one-time tax charge of approximately $3 million to $4 million in the 2006 fiscal year fourth quarter ending February 26, 2006.
Brian Shore, Park's President and CEO said, "The repatriation of these funds will enhance Park's financial flexibility. However, our Nelco Singapore subsidiary will continue to have the very substantial cash reserves necessary to facilitate the Company's growth  and  expansion in Asia. We continue to believe  that  our best opportunities for growth and expansion over the next ten years will be in Asia."
Certain portions of this press release may be deemed to constitute forward looking statements that are subject to various factors which could cause actual results to differ materially from Park's expectations. Such factors include, but are not limited to, general conditions in the electronics industry, Park's competitive position, the status of Park's relationships with its customers, economic conditions in international markets, the cost and availability of utilities, and the various factors set forth under the caption "Factors That May Affect Future Results" after Item 7 of Park's Annual Report on Form 10-K for the fiscal year ended February 27, 2005.
Park Electrochemical Corp. is a global advanced materials company which develops and manufactures high-technology digital and RF/microwave printed circuit materials and advanced composite materials for the electronics, military, aerospace, wireless communication, specialty and industrial markets. The Company's manufacturing facilities are located in Singapore, China (currently under construction), France (two facilities), Connecticut, New York, Arizona and California. The Company operates under the FiberCoteT, Nelcor and Neltecr names. Additional corporate information is available on the Company's web site at www.parkelectro.com.
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